Exhibit 99.1

BRINKER INTERNATIONAL REPORTS INCREASES IN THIRD QUARTER FISCAL 2015 EPS AND
COMPARABLE RESTAURANT SALES
DALLAS (April 21, 2015) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal third quarter ended March 25, 2015.
Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 11.9 percent to $0.94 compared to $0.84 for the third quarter of fiscal 2014

•	On a GAAP basis, earnings per diluted share increased 24.4 percent to $1.02 compared to $0.82 for the third quarter of fiscal 2014

•
Brinker International company sales increased 3.0 percent to $761.7 million and comparable restaurant sales at company-owned restaurants increased 1.7 percent. Comparable restaurant sales increased 2.6 percent excluding the impact of Christmas Day moving to the third quarter

•	Chili’s company-owned comparable restaurant sales increased 1.9 percent

•	Maggiano’s comparable restaurant sales increased 0.1 percent, representing the 21st consecutive quarterly increase

•
Chili's franchise comparable restaurant sales increased 2.5 percent which includes a 3.1 percent increase for U.S. franchise restaurants and a 1.2 percent increase for international franchise restaurants

•	Restaurant operating margin,[1] as a percent of company sales, improved approximately 30 basis points to 18.9 percent compared to 18.6 percent for the third quarter of fiscal 2014

•
For the first nine months of fiscal 2015, cash flows provided by operating activities were $274.9 million and capital expenditures totaled $107.1 million. Free cash flow[2] was approximately $167.8 million

•	The company repurchased approximately 1.7 million shares of its common stock for $104.2 million in the third quarter and a total of approximately 3.9 million shares for $217.0 million year-to-date

•
The company paid a dividend of 28 cents per share in the third quarter, an increase of 17 percent over the prior year third quarter, and declared a dividend of 28 cents per share to be paid in the fourth quarter

"Brinker delivered another solid quarter of double digit EPS growth," said Wyman Roberts, Chief Executive Officer and President. "We believe our ongoing culinary and technology innovations will drive traffic and help us deliver a differentiated guest experience."

1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant Labor and Restaurant expenses.
2 Free cash flow is defined as cash flows provided by operating activities less capital expenditures.

Exhibit 99.1

Table 1: Q3 comparable restaurant sales
Q3 F15 and Q3 F14, company-owned, reported brands and franchise; percentage

	Q3 15	Q3 14
Brinker International	1.7	0.7
Chili’s Company-Owned
Comparable Restaurant Sales	1.9	0.7
Pricing Impact	0.6	1.1
Mix-Shift	1.5	0.8
Traffic	(0.2)	(1.2)
Maggiano’s
Comparable Restaurant Sales	0.1	0.2
Pricing Impact	2.5	1.5
Mix-Shift	(1.1)	(0.4)
Traffic	(1.3)	(0.9)

Chili's Franchise[1]	2.5	0.2
U.S. Comparable Restaurant Sales	3.1	0.1
International Comparable Restaurant Sales	1.2	0.6

Chili's Domestic[2]	2.2	0.5
System-wide[3]	2.0	0.5

1
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

2	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
3	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated restaurants.
Quarterly Operating Performance
CHILI’S third quarter company sales increased 2.6 percent to $662.9 million from $645.8 million in the prior year primarily due to increases in comparable restaurant sales and restaurant capacity. As compared to the prior year, Chili's restaurant operating margin1,2 improved. Restaurant expenses, as a percent of company sales, decreased due to leverage related to higher company sales and lower workers' compensation insurance expense, partially offset by equipment charges associated with tabletop devices2 and higher credit card fees. Restaurant labor, as a percent of company sales, was favorably impacted by leverage related to higher company sales coupled with lower health insurance expense, partially offset by increased wage rates. Cost of sales, as a percent of company sales, was negatively impacted by menu item mix and unfavorable commodity pricing primarily related to burger meat, which is market based, as well as unfavorable pricing related to fajita beef and salmon, partially offset by favorable menu pricing and efficiency gains related to new fryer equipment.
MAGGIANO’S third quarter company sales increased 5.8 percent to $98.8 million from $93.4 million in the prior year primarily due to increases in restaurant capacity. As compared to the prior year, Maggiano's restaurant operating margin1 improved. Restaurant expenses, as a percent of company sales, were positively impacted by lower workers' compensation insurance expense coupled with leverage related to higher company sales, partially offset by higher utilities expense. Cost of sales, as a percent of company sales, was positively impacted by menu item changes and increased menu pricing, partially offset by unfavorable commodity pricing on beef, seafood, cheese and produce. Restaurant labor, as a percent of company sales, was negatively impacted by higher performance-based compensation, partially offset by leverage related to higher company sales.
1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses.
2As compared to the prior year, the Chili’s restaurant operating margin metric was negatively impacted by the classification of revenues and expenses associated with tabletop devices. The revenues associated with tabletop devices are included in Franchise and other revenues while the associated equipment charges are included in Restaurant expenses, a component of the restaurant operating margin calculation.

Exhibit 99.1

FRANCHISE AND OTHER revenues increased 11.9 percent to $22.5 million for the third quarter compared to $20.1 million in the prior year driven primarily by the revenues associated with tabletop devices, royalty revenues related to Chili's new retail food products, and higher royalty income primarily driven by international franchise restaurant openings. U.S. franchise comparable restaurant sales increased 3.1 percent and international comparable restaurant sales increased 1.2 percent. Brinker franchisees generated approximately $424 million in sales3 for the third quarter of fiscal 2015.

3Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.
Other
Depreciation and amortization expense increased $2.4 million for the quarter primarily due to investments in the Chili's reimage program, new restaurant openings and new fryer equipment, partially offset by an increase in fully depreciated assets.
General and administrative expense increased $1.2 million primarily due to an increase in technology and innovation expenditures made in support of sales driving initiatives.
On a GAAP basis, the effective income tax rate increased to 32.1 percent in the current quarter from 30.4 percent in the prior year quarter primarily due to increased earnings, partially offset by the impact of tax credit changes. Excluding the impact of special items, the effective income tax rate increased to 31.5 percent in the current quarter compared to 30.6 percent in the prior year primarily due to increased earnings, partially offset by the impact of tax credit changes.
Non-GAAP Reconciliation
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results. Special items in the third quarter of fiscal 2015 consist primarily of proceeds received from a lawsuit settlement.
Table 2: Reconciliation of net income excluding special items
Q3 15 and Q3 14; $ millions and $ per diluted share after-tax

	Q3 15	EPS Q3 15	Q3 14	EPS Q3 14
Net Income	65.4	1.02	56.3	0.82
Other (Gains) and Charges, net of taxes[1]	(5.2)	(0.08)	1.3	0.02
Net Income excluding Special Items	60.2	0.94	57.6	0.84

1
Pre-tax Other gains and charges included a gain of $8.5 million and a charge of $2.1 million in the third quarter of fiscal 2015 and 2014, respectively. See footnote "b" to the consolidated statements of comprehensive income for additional details.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the comprehensive income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (April 21). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day May 21, 2015.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-Q for third quarter fiscal 2015 filing on or before May 4, 2015; and
- Fourth quarter earnings release, before market opens, Aug. 6, 2015.

Exhibit 99.1

About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of March 25, 2015, Brinker owned, operated, or franchised 1,629 restaurants under the names Chili’s® Grill & Bar (1,580 restaurants) and Maggiano’s Little Italy® (49 restaurants).
Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 25, 2015	March 26, 2014	March 25, 2015	March 26, 2014
Revenues:
Company sales	$761,736	$739,200	$2,166,368	$2,088,087
Franchise and other revenues (a)	22,479	20,093	71,763	61,528
Total revenues	784,215	759,293	2,238,131	2,149,615
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	203,960	195,439	582,507	561,276
Restaurant labor	240,105	233,890	695,114	672,525
Restaurant expenses	173,611	172,459	528,047	511,293
Company restaurant expenses	617,676	601,788	1,805,668	1,745,094
Depreciation and amortization	36,599	34,218	108,213	100,912
General and administrative	35,194	34,009	100,488	98,792
Other gains and charges (b)	(8,477)	2,088	747	4,315
Total operating costs and expenses	680,992	672,103	2,015,116	1,949,113
Operating income	103,223	87,190	223,015	200,502
Interest expense	7,361	7,068	21,709	21,128
Other, net	(454)	(693)	(1,568)	(1,736)
Income before provision for income taxes	96,316	80,815	202,874	181,110
Provision for income taxes	30,889	24,552	63,403	55,891
Net income	$65,427	$56,263	$139,471	$125,219

Basic net income per share	$1.04	$0.85	$2.19	$1.88

Diluted net income per share	$1.02	$0.82	$2.14	$1.83

Basic weighted average shares outstanding	62,891	66,479	63,719	66,661

Diluted weighted average shares outstanding	64,091	68,342	65,108	68,591

Other comprehensive loss:
Foreign currency translation adjustment (c)	$(2,847)	$(1,108)	$(7,183)	$(1,862)
Other comprehensive loss	(2,847)	(1,108)	(7,183)	(1,862)
Comprehensive income	$62,580	$55,155	$132,288	$123,357

(a)
Franchise and other revenues primarily includes royalties, development fees and franchise fees, banquet service charge income, gift card activity (breakage and discounts), tabletop device revenue, Chili's retail food product royalties and delivery fee income. Beginning in fiscal 2015, income primarily related to Maggiano's delivery is included in Franchise and other revenues on the consolidated statements of comprehensive income. This income was previously included in Restaurant expenses. The prior year consolidated statements of comprehensive income has been adjusted to conform to the fiscal 2015 presentation. This adjustment has no effect on net income previously reported.

Exhibit 99.1

(b)	Other gains and charges include:

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 25, 2015	March 26, 2014	March 25, 2015	March 26, 2014
Litigation	$(8,553)	$—	$(2,753)	$—
Restaurant impairment charges	—	—	747	1,285
Restaurant closure charges	76	1,224	1,457	2,330
Loss (Gain) on the sale of assets, net	—	—	1,093	(579)
Impairment of liquor licenses	—	—	175	—
Other	—	864	28	1,279
	$(8,477)	$2,088	$747	$4,315

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 25, 2015	June 25, 2014

ASSETS
Current assets	$190,046	$210,854
Net property and equipment (a)	1,037,425	1,056,454
Total other assets	209,848	223,296
Total assets	$1,437,319	$1,490,604
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current installments of long-term debt	3,115	$27,884
Other current liabilities	403,526	438,226
Long-term debt, less current installments	933,207	832,302
Other liabilities	129,600	129,098
Total shareholders’ (deficit) equity	(32,129)	63,094
Total liabilities and shareholders’ (deficit) equity	$1,437,319	$1,490,604

(a)
At March 25, 2015, the company owned the land and buildings for 189 of the 889 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $142.2 million and $115.3 million, respectively.

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Thirty-Nine Week Periods Ended
	March 25, 2015	March 26, 2014
Cash Flows From Operating Activities:
Net income	$139,471	$125,219
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,213	100,912
Stock-based compensation	11,587	12,990
Restructure charges and other impairments	8,402	3,836
Net loss on disposal of assets	3,819	3,208
Changes in assets and liabilities	3,415	30,935
Net cash provided by operating activities	274,907	277,100
Cash Flows from Investing Activities:
Payments for property and equipment	(107,108)	(113,980)
Proceeds from sale of assets	1,950	833
Net cash used in investing activities	(105,158)	(113,147)
Cash Flows from Financing Activities:
Borrowings on revolving credit facility	442,750	98,000
Purchases of treasury stock	(217,019)	(191,811)
Payments on long-term debt	(188,758)	(19,890)
Payments on revolving credit facility	(177,000)	(40,000)
Payments of dividends	(53,248)	(47,556)
Excess tax benefits from stock-based compensation	16,920	17,972
Proceeds from issuances of treasury stock	14,965	24,574
Payments for deferred financing costs	(2,501)	—
Net cash used in financing activities	(163,891)	(158,711)
Net change in cash and cash equivalents	5,858	5,242
Cash and cash equivalents at beginning of period	57,685	59,367
Cash and cash equivalents at end of period	$63,543	$64,609

Exhibit 99.1

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Third Quarter Openings Fiscal 2015	Total Restaurants March 25, 2015	Projected Openings Fiscal 2015
Company-Owned Restaurants:
Chili’s Domestic	2	827	8-10
Chili’s International	—	13	1
Maggiano’s	—	49	3
	2	889	12-14
Franchise Restaurants:
Chili’s Domestic	1	435	5
Chili's International	2	305	28-30
	3	740	33-35
Total Restaurants:
Chili’s Domestic	3	1,262	13-15
Chili's International	2	318	29-31
Maggiano’s	—	49	3
	5	1,629	45-49

FOR ADDITIONAL INFORMATION, CONTACT:
JILL CUTHBERTSON
INVESTOR RELATIONS
(972) 980-9917

ASHLEY JOHNSON
MEDIA RELATIONS
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240